EXHIBIT D



                           ACQUIRING PERSON STATEMENT
             PURSUANT TO SECTION 1701.831 OF THE OHIO REVISED CODE

                                  DELIVERED TO

                             CLEVELAND-CLIFFS INC.
                      (Name of Issuing Public Corporation)

                              1100 SUPERIOR AVENUE
                           CLEVELAND, OHIO 44114-2544
                    (Address of Principal Executive Offices)

ITEM 1. IDENTITY OF ACQUIRING PERSON.
This Acquiring Person Statement is being delivered to Cleveland-Cliffs Inc., an Ohio corporation (the "Corporation"), at its principal executive offices, which are located at 1100 Superior Avenue, Cleveland, Ohio 44114-2544, by Harbinger Capital Partners Master Fund I, Ltd., an exempted company organized under the laws of the Cayman Islands (the "Master Fund"), and Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership formed under the laws of Delaware (the "Special Fund" and, together with the Master Fund, the "Acquiring Person").

ITEM 2. DELIVERY OF ACQUIRING PERSON STATEMENT.
This Acquiring Person Statement is being delivered pursuant to Section 1701.831 of the Ohio Revised Code.

ITEM 3. OWNERSHIP OF SHARES BY ACQUIRING PERSON.
As of the date hereof, the Master Fund directly and indirectly owns 9,000,000 Common Shares, par value $0.125 per share, of the Corporation ("Shares") representing approximately 8.43% of the total issued and outstanding Shares (based upon the 106,720,100 Shares stated to be issued and outstanding as of July 28, 2008 by the Corporation in the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008). In addition, the Master Fund has entered into certain equity swap transactions with respect to the Shares. As reported in the Schedule 13D of the Acquiring Person, and the other persons reported therein, filed with Securities and Exchange Commission on July 17, 2008, the Shares owned by the Master Fund may be deemed to be indirectly beneficially owned by Harbinger Capital Partners Offshore Manager, L.L.C., the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member ("HMC Investors"), Philip Falcone, a member of HMC Investors and the portfolio manager of the Master Fund, Raymond J. Harbert, a member of HMC Investors, and Michael D. Luce, a member of HMC Investors. Each such person, other than the Master Fund, disclaims beneficial ownership of the Shares except to the extent of his or its pecuniary interest therein.

As of the date hereof, the Special Fund directly and indirectly owns 7,616,472 Shares representing approximately 7.14% of the total issued and outstanding Shares (based upon the 106,720,100 Shares stated to be issued and outstanding as of July 28, 2008 by the Corporation in the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008). In addition, the Special Fund


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has entered into certain equity swap  transactions  with respect to the Shares.
As reported in the Schedule 13D of the Acquiring Person, and the other persons reported therein, filed with Securities and Exchange Commission on July 17, 2008, the Shares owned by the Special Fund may be deemed to be indirectly beneficially owned by Harbinger Capital Partners Special Situations GP, LLC ("HCPSS"), the general partner of the Special Situations Fund, HMC-New York, Inc. ("HMCNY"), the managing member of HCPSS, Harbert Management Corporation ("HMC"), the parent of HMCNY, Philip Falcone, a shareholder of HMC and the portfolio manager of the Special Fund, Raymond J. Harbert and Michael D. Luce, shareholders of HMC. Each such person, other than the Special Fund, disclaims beneficial ownership of the Shares except to the extent of his or its pecuniary interest therein.

ITEM 4. RANGE OF VOTING POWER.
Collectively, the Acquiring Person proposes to acquire a number of Shares, that when added to the Acquiring Person's current Share ownership, would equal one-fifth or more (but less than one-third) of the Corporation's voting power in the election of directors, as described in Section 1701.01(Z)(1)(a) of the Ohio Revised Code. The Acquiring Person does not intend, either alone or in concert with another person, to exercise control of the Corporation by proposing to acquire that number of Shares described in this Acquiring Person Statement.

ITEM 5. TERMS OF PROPOSED CONTROL SHARE ACQUISITION.
The Acquiring Person proposes to acquire the Shares in one or more transactions to occur during the 360-day period following the date the Corporation's shareholders authorize the proposed acquisition. The Acquiring Person proposes to acquire the Shares in one or more purchases in the open market and/or one or more block trades.

ITEM 6. REPRESENTATIONS OF LEGALITY; FINANCIAL CAPACITY.
The Acquiring Person hereby represents that the proposed control share acquisition, if consummated, will not be contrary to law. This representation is based on the facts that the Acquiring Person is delivering this Acquiring Person Statement in accordance with Section 1701.831 of the Ohio Revised Code, and the Acquiring Person intends to make the proposed acquisition only if it is duly authorized by the shareholders of the Corporation at the annual or special meeting of the Corporation's shareholders. The Acquiring Person has the financial capacity to purchase the additional Shares contemplated by this Acquiring Person Statement. This representation is based on the fact that the Acquiring Person has sufficient available cash to permit the Acquiring Person to purchase the additional Shares contemplated by this Acquiring Person Statement.




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IN  WITNESS  WHEREOF,  the  undersigned  has  executed  this  Acquiring  Person
Statement as of the 14th day of August, 2008.


                                   HARBINGER CAPITAL PARTNERS
                                   MASTER FUND I, LTD.

                                   By:   Harbinger Capital Partners Offshore
                                            Manager, L.L.C.

                                   By:   HMC Investors, L.L.C., Managing Member


                                   By:   /s/ William R. Lucas, Jr.
                                         --------------------------------------
                                         Name:  William R. Lucas, Jr.
                                         Title: Executive Vice President


                                   HARBINGER CAPITAL PARTNERS
                                   SPECIAL SITUATIONS FUND, L.P.

                                   By:   Harbinger Capital Partners Special
                                            Situations GP, LLC

                                   By:   HMC - New York, Inc., Managing Member


                                   By:   /s/ William R. Lucas, Jr.
                                         --------------------------------------
                                         Name:  William R. Lucas, Jr.
                                         Title: Executive Vice President


                 [Signature Page to Acquiring Person Statement]



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